Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 20, 2019, with respect to the consolidated financial statements of Cottonwood Residential II, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-252697) and related Prospectus of Cottonwood Communities, Inc. for the registration of (i) 448,212 shares of Cottonwood Communities, Inc. common stock, (ii) 14,149,944 shares of Cottonwood Communities, Inc. Series 2016 preferred stock and (iii) 258,550 shares of Cottonwood Communities, Inc. Series 2017 preferred stock.

/s/ Ernst & Young

Salt Lake City, Utah
February 11, 2021